Exhibit 24

KNOW ALL MEN BY THESE PRESENTS, that I, Patrick Corcoran, whose address is 1205 Forest Lane, Mt. Pleasant, MI 48858, hereby make, constitute and appoint each of Kevin Riordan and Daniel Wickey or any of them signing singly, my true and lawful attorney to act for me and in my name, place and stead, and for my use and benefit, to:

(1)      execute for and on my behalf, in my capacity as a director and/or stockholder of CreXus Investment Corp., a Maryland corporation (the “Company”), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(2)      do and perform any and all acts for and on my behalf which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file, electronically or by hand, such form with the Securities and Exchange Commission and any stock exchange or similar authority; and

(3)      take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney, may be of benefit to, in the best interest of, or legally required by, me, it being understood that the documents executed by such attorney on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney may approve in such attorney's discretion.

Giving and granting unto said Kevin Riordan and Daniel Wickey, my said attorneys, full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done with respect to the foregoing, as fully to all intents and purposes as I might or could do if personally present at the doing thereof, with full power of substitution or revocation, hereby ratifying and confirming all that my said attorneys shall lawfully do or cause to be done by virtue hereof.

I revoke all powers of attorney that may have in the past been granted with regard to the matters described above.

Any reproduced copy of this signed original shall be deemed to be an original counterpart of this Power of Attorney.

This Power of Attorney shall not be affected by any legal incapacity or disability during my lifetime, except as provided by statute.

WITNESS MY HAND, September 25, 2009

/s/ Patrick Corcoran
Patrick Corcoran

STATE OF MICHIGAN	)

) ss:
COUNTY OF ISABELLA	)

On this 25th day of September 2009, before me, a Notary Public, personally appeared Patrick Corcoran, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within the foregoing power of attorney document and in due form of law acknowledged the foregoing power of attorney document to be his act and deed.

WITNESS my hand and notarial seal.

/s/ Christine M. Hafer

Notary Public

[notarial seal]

My Commission Expires: December 16, 2010

SIGNATURE OF ATTORNEYS-IN-FACT

/s/ Daniel Wickey
Daniel Wickey

/s/ Kevin Riordan
Kevin Riordan

THIS INSTRUMENT PREPARED BY:

Anthony Green
Fixed Income Discount Advisory Company
1211 Avenue of the Americas, Suite 2902
New York, New York 10036